January 2012 Pricing Sheet dated January 26, 2012 relating to Preliminary Terms No. 54 dated January 20, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Trigger Jump Securities Based on the Value of the S&P 500® Index due January 30, 2015
PRICING TERMS – JANUARY 25, 2012
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and issue price” below)
Stated principal amount:	$10 per security
Pricing date:	January 26, 2012
Original issue date:	January 31, 2012 (3 business days after the pricing date)
Maturity date:	January 30, 2015
Aggregate principal amount:	$7,740,000
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity:
•  If the final index value is greater than the initial index value:
$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment
•  If the final index value is less than or equal to the initial index value but greater than or equal to the downside threshold, meaning the value of the underlying index has remained unchanged or has declined by no more than 35% from its initial value:
$10
•  If the final index value is less than the downside threshold, meaning the value of the underlying index has declined by more than 35% from its initial value:
$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 35%, and possibly all, of your investment.

Upside payment:	$2.50 per security (25% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Downside threshold:	856.9795, which is 65% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,318.43, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	January 27, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61760T397
ISIN:	US61760T3977
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$10.00	$0.30	$9.70
Total	$7,740,000	$232,200	$7,507,800
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.30 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 54 dated January 20, 2012
Product Supplement for Jump Securities dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.